Exhibit 10.21
AQUILA, INC. d/b/a AQUILA NETWORKS
LARGE VOLUME TRANSPORTATION
SERVICE AGREEMENT
(Iowa)
This Agreement is entered into effective at the date shown below, by and between Aquila, Inc., d/b/a Aquila Networks (“Company”) and Customer, whose name, account numbers and service addresses are identified in Exhibit A.
Whereas, Customer has obtained or will obtain supplies of natural gas and desires Company to receive such natural gas and transport and deliver such gas to Customer, and to provide certain other related services to Customer; and
Whereas, Company is willing to provide natural gas transportation and related services to Customer, subject to the terms and conditions set forth herein.
Now, therefore, in consideration of the above premises and the covenants contained herein, Company and Customer agree as follows:
1. Availability: Service under this Agreement is available to any large volume customer as defined in accordance with Company’s then current rate schedules. Customers with multiple service locations may include premises served under the Company’s Small Volume and General Service rate schedules if other premises are served under the Large Volume rate schedules.
2. Character of Service. Service hereunder shall be offered on a non-discriminatory firm and/or interruptible basis contingent upon adequate system capacity.
3. Confirmation Regarding Interruptible Service. Customers electing interruptible service hereby confirm the customer has an alternate fuel capability or is willing to discontinue gas service during periods of curtailment. Customer represents that it meets the service availability requirements for transportation service under this Agreement.
4. Pipeline Capacity Assignment. Large volume customers who convert to transportation service may be required to take assignment to pay for, at the option of the Company, firm interstate natural gas pipeline capacity and supplies designated by Company for a period of up to one year. Service will be provided on a firm basis only if Customer has arranged firm transportation for such gas supplies on the interstate pipeline serving Company’s distribution system.
5. Governing Tariff: Service hereunder is provided by Company pursuant to its Transportation Rate Schedule, and pursuant to the General Rules, Regulations, Terms and Conditions, including but not limited to provisions governing pipeline charges, nominations, payment and penalties, all as contained in Company’s Gas Tariff on file with the Iowa Utilities Board (“IUB”), as the same may be amended, modified or superseded from time to time (the “Tariff”).

6. Customer Obligations for Firm Service: Customer agrees to provide and maintain the following:
A. Firm Transportation Rights. Customer represents to Company that it has and will maintain, or will have and maintain at all relevant times, firm transportation rights on transporting pipelines upstream of Company’s natural gas distribution system in the community(ies) of service to deliver on a firm basis all volumes of gas to Company for Customer’s accounts identified on Exhibit “A” attached hereto. In the event any such firm transportation rights are terminated or limited in any manner so that Customer is unable to deliver gas to Company’s natural gas distribution system as required herein, then Customer shall immediately notify Company in writing sent be facsimile to the fax number provided in Section 16.
B. Telemetry. Customers must install telemetry equipment acceptable to Company. Customer must reimburse Company for the cost of all on-site plant investments, including telemetry equipment, installed by Company to provide transportation service to Customer. The telemetry equipment and any other improvements shall remain the property of Company and will be maintained by the Company. Customer shall also provide telephonic access and service to this telemetry equipment acceptable to Company.
7. Optional Aggregation Service:
3. Charges: Customer shall be responsible for and shall pay to Company the following charges for the periods indicated or as otherwise applicable:

Transportation Administration Charge:	$150 per month per facility for administrative costs relating to transportation service. Facility shall include all meters under common ownership behind the same town border station (TBS).

Customer Charge:	The applicable sales tariff basic monthly charge for which Customer would otherwise qualify, subject to change as may be approved by the IUB from time to time.

Capacity Charge:	If applicable, the amount is set forth in Customer’s regular sales tariff schedule.

Delivery Charge:	All volumes received by Customer hereunder shall be charged a rate equal to the tariff volumetric delivery component of Company’s rate then in effect under its sales rate schedule for such Customer. In addition, Customer must pay for all fixed gas costs assigned to Customer in the regular sales tariff rate. Fixed gas costs could include, but are not limited to: Daily Firm Capacity Charges and Annual Cost Adjustment Charges. Additional costs will be assigned as they are authorized by the FERC or the IUB to be charged for transportation services, including but not limited to take-or-pay costs, TCR costs, and GRI costs. In addition, all volumes delivered from system gas supply shall be charged the rate set forth in the appropriate Company’s sales tariff schedule.

Optional Services:	The following service, described in Company’s Tariff areavailable at Customer’s option: Aggregation Service
Customer has elected and agreed to purchase the optional services designated in Section...herein, if any. Customer agrees to pay the charges associated therewith according to and as set forth in Company’s Tariff as amended from time to time. Customer shall, upon request of Company, execute such agreements as Company deems necessary or appropriate to effectuate the above services.
9. Term: This Agreement shall remain in effect for a primary term of one year from the date service commences hereunder, and thereafter from year to year until canceled by either party with notice as required in Company’s then current tariffs. Service commencement shall mean the month and day Customer provides its initial nomination.
10. Pipeline Charges; Capacity Assignment: Any charges that Company incurs from a pipeline on behalf of Customer will be passed through to Customer.
11. Regulatory Commission Authority: The provisions of this Agreement are subject to Company’s Tariff, including but not limited to force majeure provisions, all valid legislation with respect to the subject matter hereof and to all present and future orders, rules, and regulations of the Iowa Utilities Board (“IUB”) and any other regulatory authorities having jurisdiction over (a) the transportation of natural gas contemplated hereunder, or (b) the construction and operation of any facilities required to deliver said natural gas. Customer agrees that Company shall have the right to unilaterally make and to file with any and all regulatory bodies exercising jurisdiction, now or in the future, changes in rates or new rates or any other changes to Company’s Tariff, and that Customer shall be bound by such changes or new rates as are approved by such regulatory bodies. In the event of any conflict between the terms of this Agreement and the Tariff, the Tariff shall control.
12. Acknowledgment of Transportation Risks: Customer hereby acknowledges and accepts the following risks and requirements associated with transporting gas:
(a)	the risk that Customer may incur penalties for unauthorized takes balancing and scheduling charges, and any charges Company incurs from the pipeline on behalf of Customer; and

(b)	The risk that Customer must stop using gas when notified by Company or by Customer’s gas supplier of any interruption affecting Customer’s gas supply or transportation service.

13. Indemnification: In addition to indemnifications included above, Customer (the “Indemnifying Party”) will indemnify, hold harmless and defend Company and its officers, directors, shareholders, agents, employees, and representatives (collectively, the “Indemnified Party”) from all claims, liabilities, fines, interest, costs, expenses and damages (including reasonable attorneys’ fees) incurred by the Indemnified Party (collectively the “Indemnified Losses”), for any damage, injury, death, loss or destruction of any kind to persons or property, to the extent the damage, injury, death, loss or destruction arises out of or is related to the conduct, negligence, willful misconduct, misrepresentation, or other breach of this Agreement on the party of the Indemnifying Party or any of its representatives, agents, employees or contractors.
14. Assignment: Customer may not assign this Agreement, in whole or in part, or delegate any of its obligations under this Agreement without the prior written consent of Company.
15. Entire Agreement: This Agreement and Company’s Tariff constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes and replaces all other prior or contemporaneous agreements between the parties regarding such subject matter.
16. Notices: Notices required or otherwise given under this Agreement, except notices specifically allowed to be provided by facsimile, shall be given in writing and mailed by first class mail to the other party at the addresses provided below:

Company:	Customer:
Aquila, Inc.	Company: Central Iowa Energy, LLC
d/b/a Aquila Networks	Attention: Derek Winkel
Attention: Matt O’Reilly	Address: 3426 E 28th St. N
PO Box 68, 1414 W. Broadway	Newton, IA 50208
Council Bluffs, IA 51501	Telephone: 641-791-1010
Fax: 641-791-1192
Telephone: (712) 325-3001
OR
Aquila Gas Supply Services
1815 Capital Ave.
Omaha, NE 68102
Telephone: (800) 454-8652
17. Customer Elections
Election of Interruptible and Firm Units
Daily Interruptible Units MMBtu
Daily Firm Units: 0 (Zero) MMBtu
Election of Optional Services
Aggregation Service

The parties have executed this Agreement effective the date first above written.

Aquila, Inc., d/b/a Aquila Networks		Central Iowa Energy
(Print customer name)

By: Name:	/s/ Matthew G. O’Reilly Matthew G. O’Reilly	By Name:	/s/ Derek Winkel Derek Winkel
Title:	Customers Relations Mgr.	Title:	General Manager
Date:	8/27/07	Date:	8/29/07

EXHIBIT A
Control Group:
                  (name of entity with common ownership of multiple premises)

Account No.	Customer Name	Premise Address	Peak Usage

1455836477	Central Iowa Energy	3426 E. 28th St. N., Newton, IA	450 Mcf/d

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